Exhibit 10.22
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.
[***] INDICATES THAT INFORMATION HAS BEEN REDACTED
June 3, 2020
CONFIDENTIAL
Ritesh Patel
Via email: [***]
Dear Ritesh:
I am very pleased to extend to you this offer (the “Agreement”) to join Sonder USA Inc. (the “Company”) as Corporate Controller at San Francisco with a start date of June 29, 2020. This position is exempt.
I am confident that your skills and background will contribute to the future success and growth of our business and we all look forward to working with you!
Accordingly, the Company is pleased to confirm your offer of employment on the following terms:
1.POSITION AND DUTIES. You will serve in the full-time position of Corporate Controller reporting to Sanjay Banker, Chief Financial Officer. While you are employed by the Company, you agree that you will not engage in, or assist any person or entity in soliciting to hire any employees or consultants of the Company.
2.BASE SALARY. The Company will pay you a base salary at the rate of $275,000.00 per year (the “Base Salary”), payable bi-weekly in accordance with the Company's standard payroll policies and schedule.
3.SIGN ON BONUS. The Signing Bonus of $50,000.00 will be paid to you on your start date or as soon as administratively possible following your start date but no later than the first paycheck. If you voluntarily terminate employment with Sonder within twelve months of your start date, you will be obligated to repay Sonder the full amount of the sign-on bonus.
4.EQUITY-BASED COMPENSATION. Subject to the approval of the Company’s Board of Directors, and subject to the terms of the Sonder Holdings Inc. Stock Option Plan (“Stock Plan”) and the option agreements thereunder which you must timely execute as a condition of the grant, you will be granted an option to purchase 70,000 shares of the Company’s Common Stock (“Option”) as soon as reasonably practicable following your start date. The exercise price per share of the Options will be the fair market value of the Company’s Common Stock as determined by the Company’s Board on the dates the Options are granted. Subject to you continuing to provide services to the Company, the Option will vest over a four-year period from the date of grant (vesting 25% after a 1 year cliff and then in equal monthly installments over the following thirty-six (36) months assuming you remain employed with the Company).
5.DISCRETIONARY TIME OFF. You may take paid time off from work (for vacation, wellness, to care for another, etc.) at your reasonable discretion, provided that you coordinate such time off with, and obtain approval, from your direct manager in advance. Discretionary time off is paid based on your regular base pay. You must ensure that you manage your time off in a manner that prioritizes work responsibilities while balancing personal needs and/or commitments. You are expected to meet deadlines, customer needs, and all job performance requirements, as well as coordinate coverage for your responsibilities during any period of absence. If extended time off in excess of five (5) consecutive business days is needed for a reason other than vacation, you must contact your direct manager. In that situation, appropriate Company management will need to approve the absence and determine whether (and to what extent) the absence will be paid or qualify as a leave of absence under the law or our policies. You will not receive any payment at termination for discretionary time off. The Company will interpret and apply its time off benefits to comply with all national, state, and local laws.
6.BENEFITS. The Company offers a comprehensive benefits package. You are eligible to participate in all such plans from the start date of your employment. Any benefits provided by the Company shall be provided subject to and consistent with the terms and conditions, including eligibility requirements, of such employee benefit plans. The Company reserves the right to revise, modify and eliminate benefits at its sole and absolute discretion at any time.
7.BUSINESS EXPENSES. In accordance with the Company's generally applicable policies, you will be reimbursed for all reasonable travel and business expenses incurred by you in connection with your employment duties.
8.EMPLOYMENT RELATIONSHIP. Your employment with the Company is for no specific period of time and is "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. The at-will nature of your employment does not change due to the fact that you may be leaving your current employer to join the Company or that you may be foregoing another opportunity with a different company to join the Company. This is the full and complete agreement between you and the Company on this term.
9.PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT. Your acceptance of this offer and employment with the Company are expressly contingent upon your execution of and compliance with the Company’s Proprietary Information and Invention Assignment Agreement (“PIIA”).
10.WITHHOLDING TAXES. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You shall be solely liable and responsible for the payment of any taxes imposed on you as a result of this Agreement or due to any payments or benefits provided to you by the Company.

11.INDEMNIFICATION. To the fullest extent permitted by applicable law, you hereby agree to pay and be responsible for (and indemnify the Company against) any and all of your income tax liabilities associated with the compensation paid to you hereunder and with exercise of any Options granted to you herein, other than with respect to the employer portion of payroll taxes associated with such compensation.
12.ENTIRE AGREEMENT. The terms of this Agreement and its attachments supersede and replace any prior agreements, representations or understandings, whether written, oral or implied.
13.AMENDMENT OR WAIVER. This Agreement cannot be changed, modified or amended without the consent in writing of both you and the General Counsel of the Company. No waiver by either you or the Company at any time of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by you and the General Counsel.
14.SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. If any particular provision is prohibited by law in a particular jurisdiction, then you and the Company agree that such particular provision shall not be enforceable in that jurisdiction only.
15.GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without reference to principles of conflict of laws.
We hope that you will find this offer acceptable. You may indicate your acceptance of this offer by signing and dating this Agreement and returning it to me by no later than June 8, 2020.
This offer is contingent upon (i) satisfaction of our standard background and reference check, (ii) your ability to provide, within three days of your start date, satisfactory proof of identity and legal authorization to work in the United States, together with your completion of an Employment Eligibility Verification Form I-9; (iii) signed acceptance of an Arbitration Agreement and a PIIA.
By signing and accepting this offer, you represent and warrant that you are not subject to any pre- existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company, as its employee. If you accept employment, you may not either bring onto Company premises or use in any manner any confidential or proprietary information developed, used or disclosed to you while you were employed by another company or entity.
Let me close by reaffirming our belief that the skills and background you bring to Sonder USA Inc. will be instrumental to the future success of the Company. I have always believed that the single most important factor in success is people. We look forward to welcoming you as a new member of our team.

Very truly yours,
SONDER USA INC.

/s/ Philip Rothenberg
By:	Philip Rothenberg
General Counsel
Dated: June 3, 2020
I have read and agree to the above terms of at-will temporary employment and agree to the terms of the Mutual Arbitration Agreement and the PIIA:

/s/ Ritesh Patel
Ritesh Patel
Dated: June 3, 2020